Exhibit 99.1

            Jade Art Group Announces an Exclusive Distribution Right
                               Agreement for Jade

      NEW YORK and JIANGXI, CHINA, January 18, 2008 - Jade Art Group Inc. (OTCBB: JADG), which recently announced its foray into the jade industry and has historically been a manufacturer of both hand-carved and machine-carved wood products in China, announced today that Jiangxi SheTai Jade Industrial Co., Ltd. ("JST"), its wholly-owned subsidiary, signed an Exclusive Distribution Right Agreement with Wulateqianqi XiKai Mining Co., Ltd. ("XiKai") for the distribution of jade.

      The agreement commits XiKai to sell 90% of the raw jade material produced from its SheTai Jade mine, located in Wulateqianqi, China, to JST for a period of 50 years. Per the agreement the production from XiKai will be no less than 40,000 tons per year, with an average cost per ton for JST not to exceed RMB 2,000 (approximately USD $275). In exchange for this exclusive right, Jade Art Group would transfer 100% ownership interest in its wholly-owned subsidiary, Jiangxi XiDa Wooden Carving Lacquerware Co., Ltd. ("JXD"), and RMB 60 million (approximately USD $8.3 million) to XiKai, subject to Jade Art Group's board and shareholder approvals. The SheTai Jade mine's reserves are unique, in that they include some of the oldest jade ore found in China and are subsequently of the highest quality in terms of rigidity and the size of its pieces. The characteristics of this jade are equivalent to Burma's famous jade mines and therefore can be readily used for construction and building materials, as well as fine jewelry.

      Lu-Shan Cheng, Mayor of Yujiang County, who attended the signing ceremony, said, "The Yujiang government looks forward to JST's involvement in the region and will provide full government support."

      Hua-Cai Song, CEO of Jade Art Group, stated, "Through this Exclusive Distribution Right Agreement, Jade Art Group receives exclusive distribution rights for the jade mine with the largest reserves in China. The average selling price per ton of jade in China is roughly RMB 20,000 (approximately USD $2,750), which should enable us to reach significant profit levels. We are very excited about the Company's new focus in the jade industry, including our association with XiKai and its extensive high-quality jade reserves."

About Jade Art Group Inc.

      Jade Art Group Inc., operating through its existing operating subsidiaries in the People's Republic of China, is focusing its business-model on the jade industry with the formation of Jiangxi SheTai Jade Industrial Co., Ltd., its wholly-owned subsidiary, and its Exclusive Distribution Right Agreement with Wulateqianqi XiKai Mining Co., Ltd. for the distribution of jade. Jade Art Group has historically been a manufacturer of both hand-carved and machine-carved wood products in China.

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements.
Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Jade Art Group's projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although Jade Art Group believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

     Wanru Zhao
     Jade Art Group Inc.
     646-200-6328
     wzhao@jadeartgroupinc.com

     Darren Minton
     Winning IR Company, Ltd.
     212-823-0523
     darren.minton@winningir.com